EXHIBIT 12.1




                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               Three Months Ended   Six Months Ended
                                                  September 30,       September 30,
                                               ------------------   ----------------
                                                2001        2000     2001      2000
                                               ------      ------   ------    ------
                                                       (Dollars in Millions)

Consolidated income before income taxes and
   equity in net loss of subsidiary..........  $   31      $   49   $  118    $   84
                                               ------      ------   ------    ------
Fixed charges:
   Interest..................................     268         348      564       695
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third).......................       2           2        3         3
                                               ------      ------   ------    ------

Total fixed charges..........................     270         350      567       698
                                               ------      ------   ------    ------
Earnings available
   for fixed charges.........................  $  301      $  399   $  685    $  782
                                               ======      ======   ======    ======

Ratio of earnings to
   fixed charges<F1>.........................    1.11        1.14     1.21      1.12
                                               ======      ======   ======    ======

-----------------
<F1>  TMCC has guaranteed certain obligations of affiliates and subsidiaries as discussed in Note 8 - Commitments and Contingent Liabilities of the Consolidated Financial Statements. As of September 30, 2001, TMCC has not incurred any fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges.